Exhibit 99.1

For Immediate Release	From: Mark Chapman
SVP/Director, Corporate Communications
415-526-6485
mchapman@tambank.com

Tamalpais Bancorp Receives
NASDAQ Notification

San Rafael, CA—March 18, 2010— Tamalpais Bancorp (NASDAQ:TAMB), the parent company for Tamalpais Bank, announced today it has been notified by the NASDAQ Stock Market that it no longer meets the minimum $1 per share bid price requirement for continued listing on the NASDAQ Capital Market under Listing Rule 5550(a)(2).

This notice will not result in the immediate delisting of the company’s common shares from the NASDAQ Capital Market because it has a grace period of 180 calendar days under the listing rules, or until September 8, 2010, in which to regain compliance with the minimum bid price rule.

The letter from NASDAQ, dated March 12, 2010, states that if the bid price of the company’s securities closes at, or above, $1 per share for at least 10 consecutive business days before September 8, 2010, NASDAQ will notify the company that the matter will be closed.

If the company does not regain compliance before September 8, 2010, the Company will receive written notification that its common stock is subject to delisting. At such time, the Company may appeal NASDAQ’s determination, which would stay any delisting action by NASDAQ pending a final decision by a Hearings Panel. Alternatively, NASDAQ stated that the company may be eligible for an additional 180-day grace period if it meets the initial listing standards, with the exception of bid price, for the NASDAQ Capital Market.

The company is evaluating its options following receipt of this notification and intends to take appropriate actions in order to retain the listing of its common stock on NASDAQ.

About Tamalpais Bancorp

Tamalpais Bancorp, through its wholly owned subsidiary Tamalpais Bank, offers business and consumer banking through its seven Marin County full service branches. The Company had $629 million in assets as of December 31, 2009. Shares of the Company’s common stock are traded on the NASDAQ Capital Market System under the symbol TAMB.

This news release contains forward-looking statements with respect to Tamalpais Bancorp and its subsidiaries. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, the following possibilities: (1) the inability of the Company’s common stock to trade at or above $1.00 per share for any sustained period of time despite actions taken by the Company; (2) competitive pressure among financial services companies increases significantly; (3) changes in the interest rate environment reduce interest margins; (4) general economic conditions, internationally, nationally or in the State of California are less favorable than expected; (5) legislation or regulatory requirements or changes adversely affect the businesses in which the consolidated organization is or will be engaged; (6) the ability to satisfy the requirements of the Sarbanes-Oxley Act and other regulations governing internal controls; and (7) other risks detailed in the Tamalpais Bancorp filings with the Securities and Exchange Commission. When relying on forward-looking statements to make decisions with respect to Tamalpais Bancorp, investors and others are cautioned to consider these and other risks and uncertainties. Tamalpais Bancorp disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

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